Exhibit 99.1

Credence Strengthens Engineering Validation Test Portfolio With Planned Acquisition of Optonics

Wednesday November 27, 9:00 am ET

FREMONT, Calif., Nov. 27 /PRNewswire-FirstCall/ — Credence Systems Corporation (Nasdaq: CMOS—News), a leading provider of solutions from design-to-production test for the worldwide semiconductor industry, today announced it has entered into a definitive agreement to acquire Optonics, Inc. Optonics, headquartered in Mountain View, California, is a leading technology supplier of integrated solutions for emission-based optical diagnostics and failure analysis (FA). This acquisition enables Credence to expand its portfolio of design-to-production test solutions in the areas of advanced silicon debug and characterization and device failure analysis. The acquisition is anticipated to be an all-stock transaction for approximately two million Credence shares. The transaction is subject to various closing conditions, including approval by Optonics’ shareholders. Optonics’ shareholders holding approximately 75 percent of the outstanding shares have agreed to vote their shares in favor of the transaction. The parties anticipate that the transaction will close in Credence’s current fiscal quarter.

“The acquisition of Optonics marks the latest move toward the Company’s vision of being the compelling supplier of integrated test solutions for semiconductor devices from design through production,” said Dr. Graham Siddall, chairman and chief executive officer of Credence Systems Corporation. “We believe Optonics’ leading technology in high-speed optoelectronic IR detection and imaging provides unique diagnostic capabilities to our engineering validation customers as they introduce today’s complex devices to market. Optonics’ solutions provide advanced IC manufacturers shorter design cycles, and faster product introductions through fewer mask redesigns.”

Optonics’ EmiScope™ system features a multi-GHz bandwidth and highly accurate, extendible infrared diagnostic platform that allows the measurement of switching (timing) events in advanced flip-chip package designs and complex multi-layer sub-0.15 micron devices. EmiScope’s high performance capabilities enable semiconductor manufacturers to quickly solve failure analysis problems and analyze critical path speed performance, dramatically reducing design cycles and accelerating time to market.

“Advanced IC packaging technology is driving the need for more sophisticated backside (through-substrate) optical diagnostic solutions such as Optonics’ EmiScope,” said Dr. Israel Niv, founder, president and chief executive officer of Optonics. “We believe the combination of the EmiScope with Credence’s IMS Vanguard™ and Gemini MS® engineering validation testers will deliver the most powerful diagnostic integrated package at first silicon, design optimization and during failure analysis activities.”

About Optonics, Inc.

Optonics, Inc., with 36 employees, is a technology provider of design verification and diagnostic solutions for advanced semiconductor products. The EmiScope product line is the industry’s leading solution for backside timing measurement of flip-chip packages and complex multi-layer devices. Using innovative time resolved emission technology, Optonics helps semiconductor manufacturers bring products to market faster, at a lower cost, and accelerate failure analysis problem resolution. Optonics is a privately held company located in Mountain View, California. Additional information is available on the Internet at http://www.optonics.com.

About Credence

Credence Systems Corporation is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence also provides test program development and debug software and engineering validation test solutions that enable faster time-to-market with lower total cost-

of-test. Headquartered in Fremont, California, the Company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

Forward-Looking Statements

This release may contain statements that are forward-looking and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, the Company’s ability to successfully integrate acquisitions, economic and currency instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company’s ability to complete the development and commercialization of its new products, product mix, overhead absorption, cyclicality and downturns in the semiconductor industry, continued dependence on “turns” orders to achieve revenue objectives, the timing of new technology, product introductions, the risk of early obsolescence and the Company’s ability to control expenses (including the ability to identify and successfully institute additional cost-saving measures). Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

NOTE: Credence is a registered trademark, and Credence Systems, Integrated Measurement Systems, and Vanguard are trademarks, of Credence Systems Corporation. Gemini is a registered trademark of Micro-Probe, Inc. and is licensed for use to Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

CONTACT: Judy Dale, Director, Marketing Communications of Credence Systems Corporation, +1-510-492-3118, or fax, +1-510-623-2524, or patricia_macleod@e21corp.com; or Patricia MacLeod, Sr. Account Executive, Public Relations of e21 Corp, +1-510-226-6780, ext. 205, or fax, +1-510-226-9902, or judy_dale@credence.com, for Credence Systems Corporation.